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                                                                    Exhibit 23.1

                               CONSENT OF KPMG LLP

The Board of Directors
Synopsys, Inc.

We consent to the incorporation herein of our reports dated October 26, 1998, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, and the related consolidated financial statement schedule, which reports appear in the September 30, 1998, Annual Report on Form 10-K of Synopsys, Inc.


/s/ KPMG LLP
---------------------------
KPMG LLP

Mountain View, California
July 30, 1999